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                           June 22, 2021

       Daniel Hodges
       Chief Executive Officer
       COMSovereign Holding Corp.
       5000 Quorum Drive, Suite 400
       Dallas, TX 75254

                                                        Re: COMSovereign
Holding Corp.
                                                            Registration
Statement on Form S-1
                                                            Filed June 14, 2021
                                                            File No. 333-257073

       Dear Mr. Hodges:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Charles
Eastman at (202) 551-3794 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Manufacturing